DEAN HELLER	Entity #
Secretary of State	C14023-1996
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299	Document Number:
(775)684 5708	20060563169-88
Website secretaryofstate.biz
Date filed:
8/31/2006 3:45:40 PM
In the office of

Certificate of Amendment	Dean Heller
(PURSUANT TO NRS 78.385 AND 78.390	Secretary of State

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

EYI Industries, Inc.

2.	The articles have been amended as follows (provide article numbers, if available):
Article III of the Articles of Incorporation shall be amended in its entirety to read as follows:

The Corporation shall have authority to issue Three Billion (3,000,000,000) shares of common stock, $0.001 par value, and (ii) Ten Million (10,000,000) shares of preferred stock, $0.001 par value. The voting powers, preferences, limitations, restrictions, relative rights and distinguishing designations of the preferred stock shall be prescribed from time to time by resolution of the Board of Directors of the Corporation prior to any issuance thereof.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 97.94%

4.	Effective date of filing (optional): _______________________________________________________

5.	Officer Signature (required): /s/ Dori O’Neill

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.